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                                                                      Exhibit 5




August 10, 1995

Board of Directors
Tennant Company
701 North Lilac Drive
Minneapolis, MN 55422

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of Tennant Company, a Minnesota corporation (the "Company"), to be offered pursuant to the Tennant Company 1995 Stock Incentive Plan (the "Plan"), I have examined the Company's Restated Articles of Incorporation, as amended, its Restated By-Laws, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

     1. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

     2. The shares which may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

     3. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,



Janet M. Dolan
Senior Vice President and General Counsel